EXHIBIT 10.29

**-CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

IDEXX Laboratories, Inc. One IDEXX Drive, Westbrook, Maine 04092  USA Telephone 207-856-0300

Facsimile 207-856-0925 www.idexx.com

IDEXX DISTRIBUTION AGREEMENT

THIS AGREEMENT is effective as of January 1, 2013 (the “Effective Date”), by and between IDEXX Distribution, Inc., a Delaware corporation having its principal place of business at One IDEXX Drive, Westbrook, Maine 04092, on behalf of itself, IDEXX Laboratories, Inc., and entities controlled by or under common control with IDEXX Laboratories, Inc. (collectively, “IDEXX”), and MWI Veterinary Supply Co., an Idaho corporation having its principal place of business at 3041 W. Pasadena Drive, Boise, Idaho 83705, on behalf of itself and any entities controlling, controlled by or under common control with it (collectively, “Distributor”).

1.           AGREEMENT

IDEXX agrees to sell, and Distributor shall have the right to purchase for resale to end-user veterinary customers, Products on the terms set forth in this Agreement.

2.           PRODUCTS AND PRICES

A.
This Agreement entitles Distributor to purchase from IDEXX all current and future companion animal diagnostic products sold by IDEXX through distributors in the Territory (the “Products”), during the Initial Term and any Renewal Terms.  During the term of this Agreement, unless otherwise mutually agreed in writing, Distributor’s purchase of any Products or other items from IDEXX shall be deemed to be made under the terms and conditions of this Agreement.

B.
IDEXX may change Product prices from time to time during the term of this Agreement, effective immediately by notification to Distributor.  IDEXX's prices to Distributor will be its standard list prices, less a margin discount of ten percent (10%) for all Products other than the Products listed on Exhibit A; provided, however, that the margin discount may not be more than five percent (5%) less than the margin discount provided by IDEXX to its other U.S. distributors of such Products. The margin earned on Products listed on Exhibit A will be the same margin earned by other distributors for the same Products.  If at any time during the term of this Agreement IDEXX maintains a distribution arrangement, including any buy/sell or agency arrangement, that results in IDEXX selling any of the Products to another distributor in the Territory which is also offering any product that is competitive to a specific Product sold by that distributor, /**/ that specific Product that is /**/ as may be applicable due to any /**/ as may be applicable due to any /**/ reflecting /**/ other distributor concurrently offering that specific Product and any competitive products to such Product in the Territory.  Margin for Products launched after the Effective Date will be negotiated in good faith consistent with the framework described above.

C.           Distributor will have the unilateral right to determine its resale price to end customers.

3.           TERRITORY; OTHER COVENANTS

A.
Distributor agrees to resell the Products only to end-user veterinary customers within the United States of America, excluding Guam, Hawaii and Puerto Rico (the “Territory”), provided, however, that for purposes of sales of Products to Medical Management International, Inc., a Delaware corporation doing business as Banfield, The Pet Hospital (“Banfield”), the Territory shall include Puerto Rico. Distributor may not appoint sub-distributors, sub-resellers or sales agents, except with IDEXX’s prior written approval.

B.
Distributor’s right to resell the Products within the Territory is non-exclusive.  Distributor shall not be restricted from promoting, marketing, selling or distributing the products of any other manufacturer, including any products that compete with the Products.  Subject to the terms of this Agreement, IDEXX reserves the right to enter into any other plan of distribution in the Territory, as IDEXX may deem appropriate from time to time.

C.
Distributor agrees to use commercially reasonable efforts to market and promote the sale of the Products within the Territory.  Distributor agrees to employ, train and maintain competent and experienced sales personnel to enable Distributor to represent the Products in a professional manner.  Distributor agrees to cooperate reasonably with IDEXX on customer education, service and satisfaction matters.  Distributor agrees to cooperate reasonably with IDEXX on the implementation of IDEXX promotional programs.

D.
Distributor agrees to provide IDEXX with sales transaction data daily, and inventory data weekly, in electronic media form acceptable to IDEXX. Distributor’s sales data shall be clinic-level information, including IDEXX sales by product.  Distributor shall use its commercially reasonable best efforts to obtain clinic-level information from customer buying groups.

E.	Distributor agrees to prepare and distribute promotional, advertising and related materials featuring any of the Products only with the prior written approval of IDEXX.

F.
IDEXX may from time to time at its discretion fund incentive programs for services by Distributor’s employees, subject to Distributor's approval, which shall not be unreasonably withheld.  Distributor agrees to apply such funds as directed by IDEXX. Incentive program payments paid directly by Distributor will be subject to Distributor’s standard payroll load withholding rate (currently 16.7% and subject to change from time to time by Distributor).

G.	Distributor agrees to /**/ on sales of the Products /**/ that is /**/, excluding those Products listed on Exhibit A, the sales on which /**/.

4.           ORDERING, SHIPPING AND PAYMENT – MANUAL PROCESS

A.	From time to time during the term of this Agreement, Distributor will issue purchase orders to purchase Products.

B.
All shipments (including shipments of Products intended for resale to Banfield) will be made DAP (Incoterms 2010), to the destination(s) specified in the relevant purchase order. Title to and risk of loss for Products shall pass to Distributor on delivery to the destination specified in Distributor’s purchase order, as evidenced by proof of delivery provided by the carrier.

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Distributor shall cooperate promptly with IDEXX in the documentation and proof of loss claims presented by IDEXX to the appropriate carrier and/or insurer.Transportation charges will be paid by IDEXX or the Distributor, as the case may be, as more particularly set forth in IDEXX’s distribution policies.  If Distributor requests any special or unusual shipping arrangements, Distributor will reimburse IDEXX for any additional expenses IDEXX may incur. Distributor acknowledges receipt of IDEXX’s current distribution policies.  IDEXX may amend its distribution policies from time to time immediately by written notice to Distributor.

5.           ORDERING, SHIPPING AND PAYMENT – ELECTRONIC PROCESS

A.
IDEXX may from time to time specify Products for which Distributor shall place orders electronically for shipment by IDEXX directly to end-user customers (“Electronic Order Products”).  IDEXX shall invoice Distributor or the end-user customer, as the case may be, for Electronic Order Products  Distributor shall cooperate with IDEXX in training Distributor’s employees in IDEXX’s electronic ordering procedures as in effect from time to time.

B.
With respect to Electronic Order Products, Distributor will issue purchase orders electronically to purchase Products in accordance with IDEXX procedures in effect at the time of order.  Such orders shall be deemed received in accordance with cut-off times set forth in IDEXX’s procedures.  Such orders shall include all information specified by IDEXX procedures, including customer ship-to information, Product quantity and Distributor sales representative information.

C.
IDEXX shall use its commercially reasonable best efforts to acknowledge receipt of such orders electronically, each business day, and to issue a ship notification report on the date of shipment or the next business day thereafter, containing such information as IDEXX procedures may specify.

D.
Shipments of Electronic Order Products (including shipments of Products intended for resale to Banfield) will be made DAP (Incoterms 2010), to the destination(s) specified in the relevant purchase order. Title to and risk of loss for Products shall pass to Distributor on delivery to the destination specified in Distributor’s purchase order, as evidenced by proof of delivery provided by the carrier. Distributor shall cooperate promptly with IDEXX in the documentation and proof of loss claims presented by IDEXX to the appropriate carrier and/or insurer.  Unless otherwise specified in such policies, IDEXX shall prepay shipping and handling charges for Electronic Order Products for Distributor’s account and add them to the invoice, or such charges shall be included in the price for a Product and paid by IDEXX, as the case may be, as provided in

IDEXX’s procedures for a particular Electronic Order Product.  If Distributor requests any special or unusual shipping arrangements, Distributor will reimburse IDEXX for any additional expenses
IDEXX may incur.

E.           IDEXX shall invoice Distributor or the end-user customer, as the case may be, in accordance with
IDEXX’s procedures in effect at the time of order for a particular Electronic Order Product.

6.           ORDERING, SHIPPING AND PAYMENT – GENERAL TERMS

A.
Subject to the terms of this Agreement, Distributor shall comply with IDEXX’s distribution policies.  IDEXX has provided Distributor with these policies as in effect on the date of this Agreement.  For the avoidance of doubt, IDEXX’s distribution policies referred to in this Agreement relate to ordering, shipping, receiving, returning, and paying for Products, and do not include the Competitive Products Policy (“CPP”) contained in the previous agreement between IDEXX and Distributor, or any policy similar in substance or intent to the CPP.  In no event may any purchase orders (manual, electronic or otherwise) contain any terms or conditions in conflict

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with or additional to, the terms and conditions expressed herein.  If, for whatever reason, a purchase order contains additional or conflicting terms, IDEXX shall nevertheless have the right to acknowledge acceptance of such purchase order and perform according to the terms of this Agreement; and the additional or conflicting terms of such purchase orders shall be of no effect, unless IDEXX specifically accepts them by an amendment to this Agreement.

B.
IDEXX extends trade credit to Distributor based on IDEXX’s determination as to Distributor’s credit worthiness.  IDEXX reserves the right to determine and alter the credit line available to Distributor from time to time, and to refuse orders based on IDEXX’s belief that Distributor should not receive trade credit. This action shall not terminate this Agreement, but Distributor may continue to place C.O.D. or prepaid orders with IDEXX.

C.           Unless specifically agreed otherwise in writing, IDEXX’s invoices to Distributor are payable in cash, net thirty (30) days.  Late payments to IDEXX shall accrue interest at the rate of one and one-half percent (1.5%) per month for each month or fraction thereof on the entire unpaid balance due IDEXX.

D.
If any check issued by Distributor is not paid upon the first presentment to Distributor’s drawee bank, Distributor shall pay a service charge of two percent (2%) of the face amount of the check or one hundred and fifty dollars ($150.00), whichever is smaller, to IDEXX.

E.
IDEXX shall have no obligation to continue any performance or obligation hereunder until and unless Distributor shall pay the full amounts due and owing to by it to IDEXX together with any accrued interest and/or any service charges due.

F.
If either party at any time institutes any legal action or proceedings of any nature against the other party for the enforcement of this Agreement or any of its terms, then the prevailing party shall be entitled to recover all related costs, including reasonable attorney’s fees.

7.           DISTRIBUTOR STORAGE AND SHIPPING; AUDITS

A.           Distributor shall store and ship the Products in accordance with IDEXX’s policies at all times.

Distributor acknowledges receipt of IDEXX’s current storage and shipping environment requirements as of the Effective Date.  IDEXX may amend its storage and shipping environment requirements from time to time immediately by written notice to Distributor.

B.
IDEXX reserves the right to audit Distributor’s warehouse storage and shipping methods through unannounced visits.  If IDEXX finds a violation for any Product, Distributor shall not be entitled to receive return credit for such Product under Section 8.

8.           RETURN OF PRODUCT

IDEXX may in its sole discretion accept returns of unopened Products, and only when approved in advance in writing by IDEXX in each specific instance, as evidenced by IDEXX issuing a Return Authorization Number (RAN) to Distributor for such return.  Approved returns must be shipped at Distributor’s cost to IDEXX’s distribution facility in Memphis, Tennessee (unless otherwise directed by IDEXX in writing), with appropriate packaging and marking instructions as directed by IDEXX.  IDEXX will refuse any returns without a RAN.  IDEXX may in its sole discretion issue a credit for approved Product returns, when agreed to in writing in each specific instance, which Distributor may use against Distributor’s subsequent purchases of Products.  Under no circumstance shall any credits be paid in cash.

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9.           LIMITED WARRANTY AND DISCLAIMER OF LIABILITY

IDEXX warrants to Distributor that when stored and handled under appropriate conditions and in accordance with IDEXX’s instructions each Product will be free from defects in materials or workmanship under normal, proper and intended use, and will meet the specifications contained in the package insert for such Product, if any, until the expiration of its stated shelf life, or, if no expiration date is stated, until one (1) year after the date of delivery of the Product to Distributor’s customers, unless a shorter warranty period is specified in any limited warranty or on any packaging accompanying any such Product.  During the applicable warranty period IDEXX will repair or replace with an equivalent product, in its discretion and at its expense, any Product which contains a defect in materials or workmanship or, if applicable, which fails to meet its package insert specifications.

EXCEPT AS AND TO THE EXTENT SET FORTH IN THE PRECEDING PARAGRAPH, (A) IDEXX MAKES NO WARRANTIES, EITHER EXPRESSED OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE MERCHANTABILITY OF THE PRODUCTS OR THEIR FITNESS FOR ANY PARTICULAR PURPOSE, AND (B) IN NO EVENT WILL IDEXX HAVE ANY LIABILITY FOR ANY DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO: (i) DAMAGES DUE TO DETERIORATION DURING PERIODS OF STORAGE BY DISTRIBUTOR OR THE CUSTOMERS; OR (ii) LOST PROFITS, LOSS OF GOODWILL OR ANY OTHER SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT OR EXEMPLARY DAMAGES.  DISTRIBUTOR SHALL INDEMNIFY IDEXX AGAINST ALL SUCH CLAIMS ASSERTED BY THIRD PARTIES AS A RESULT OF DISTRIBUTOR’S ACTS OR OMISSIONS.

Except as set forth in the immediately following paragraph, IDEXX’s liability for damages to Distributor for any cause, regardless of the form of action, shall not exceed the aggregate price paid for Products under this Agreement during the twelve (12) months preceding the date on which a claim arises. Distributor will immediately inform IDEXX as soon as Distributor becomes aware of liability claims by a third party against the Products.

Except as provided at the end of this paragraph, IDEXX shall defend and indemnify Distributor from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and costs) arising out of any claim (a) that any Product purchased hereunder infringes a patent, copyright or trade secret of a third party or (b) for injuries or death to persons or animals or damage to or destruction of tangible property caused by or resulting from the acts or omissions of IDEXX, provided in either case that:

(i) Distributor shall have promptly provided IDEXX written notice thereof; (ii) IDEXX shall have sole control and authority with respect to the defense or settlement thereof; provided, however, that IDEXX shall not enter into any settlement that obligates Distributor to take any action or incur any expense without Distributor’s prior written consent, and further, provided that Distributor shall have the right to be represented separately by counsel of its own choosing, at its own expense, in connection with any such claim; and (iii) Distributor shall cooperate with IDEXX, at IDEXX’s expense, in a reasonable way to facilitate settlement or defense.  Should any Product become, or in IDEXX's opinion be likely to become, the subject of such an infringement claim, IDEXX may, at its option, either procure for Distributor the right to continue purchasing and using such Product, or replace or modify such Product so that it becomes non-infringing but performs in accordance with all applicable specifications.  In such event, IDEXX may temporarily withhold further shipments of infringing or potentially infringing Product.  IDEXX shall have no liability or obligation hereunder with respect to any infringement or claim thereof based upon

(y) compliance with designs provided by Distributor, where such compliance is the sole cause of such infringement or (z) the combination of the Product with other products not supplied by IDEXX, if the Product would not by itself be infringing.

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Distributor shall defend and indemnify IDEXX from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and costs) arising out of any claim (a) that any Product purchased hereunder infringes a patent, copyright or trade secret of a third party based upon compliance with designs provided by Distributor where such compliance is the sole cause of such infringement, or the combination of the Product by Distributor with other products not supplied by IDEXX if the Product would not by itself be infringing or (b) for injuries or death to persons or animals or damage to or destruction of tangible property caused by or resulting from the acts or omissions of Distributor, provided in either case that:  (i) IDEXX shall have promptly provided Distributor written notice thereof;
(ii) Distributor shall have sole control and authority with respect to the defense or settlement thereof;

provided, however, that Distributor shall not enter into any settlement that obligates IDEXX to take any action or incur any expense without IDEXX’s prior written consent, and further, provided that IDEXX shall have the right to be represented separately by counsel of its own choosing, at its own expense, in connection with any such claim or suit; and (iii) IDEXX shall cooperate with Distributor, at Distributor’s expense, in a reasonable way to facilitate settlement or defense.

10.           FORCE MAJEURE

Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement (other than failure to pay) or interruption of service resulting directly or indirectly from acts of civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, the elements, epidemics, strikes, labor disputes, shortages of fuel, power, suitable parts, materials, labor or transportation, whether in its own enterprise or those of its suppliers, or any cause beyond such party’s reasonable control.  Without limiting the generality of Section 9, in no event shall IDEXX be liable to Distributor or any third party for any lost profits, loss of goodwill or any other special, incidental, consequential, indirect or exemplary damages for failure to deliver the goods required hereunder.

11.           TRADEMARK AND TRADE NAMES; PROMOTIONAL MATERIALS

A.
Distributor agrees properly to use, and to promote, IDEXX’s trademarks and trade names in the sale of the Products in the Territory.  Distributor shall not use IDEXX’s name or any other trademark or trade name used or claimed by IDEXX (“Proprietary Marks”) in connection with any business conducted by Distributor other than dealing with the Products.  Distributor agrees that its use of the Proprietary Marks shall not create in its favor any rights, title or interest therein and acknowledges IDEXX’s exclusive right, title and interest in the Proprietary Marks.

B.           Distributor agrees that it will not use, without IDEXX’s prior written consent, any mark which is likely to be similar to or confused with the Proprietary Marks.

C.           Distributor may not place any trademark or trade name of IDEXX on any materials printed by

Distributor without IDEXX’s prior written consent.

D.           IDEXX shall provide reasonable quantities of marketing and promotional material at IDEXX’s expense.  Distributor may use such marketing and promotional materials provided by IDEXX.

12.           TECHNICAL TRAINING AND ASSISTANCE

A.
Distributor shall send its service and sales personnel to IDEXX’s facilities, and shall permit IDEXX personnel to attend Distributor meetings, for such sales and technical training as the parties consider necessary to ensure adequate sales and technical service.  Such training shall be free of charge, provided that Distributor shall pay all travel and accommodation expenses for its personnel in connection with such training periods, unless modified by IDEXX in writing.

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B.
IDEXX may provide additional sales assistance in the form of sales leads, telemarketing, and joint sales calls as IDEXX, in its sole discretion, may deem appropriate.  Distributor will permit IDEXX representatives to ride with its sales representatives at reasonable times, at reasonable notice, and at IDEXX’s expense.

13.           PARTY RELATIONSHIP

It is the intent of IDEXX and Distributor that the relationship of the parties described herein will be strategic in nature. Notwithstanding the foregoing, Distributor is an independent contractor, and this Agreement shall not under any circumstances be construed to create a legal partnership or joint venture. Distributor agrees in all respects to represent the Products and IDEXX in a manner representing the highest ethical business conduct.

14.           TERM

A.
Subject to Section 14.B hereof, this Agreement shall remain in effect until December 31, 2014 (the “Initial Term”) and thereafter shall automatically renew for additional successive twelve (12) month periods (each such additional period, a “Renewal Term”) upon expiration of the Initial Term or any Renewal Term, as the case may be, without any further action by the parties hereto, unless either party shall provide written notice to the other, at least thirty (30) days before the end of the Initial Term or of any Renewal Term, as the case may be, of its intention to terminate this Agreement at the expiration of the Initial Term or such Renewal Term.

B.           This Agreement may be terminated (i) by either party upon thirty (30) days’ prior written notice to the other if the other party materially breaches any of the terms of this Agreement and does not cure such breach within such thirty (30) day period, or (ii) by either party, effective immediately, in the event of a failure of the other party to function in the ordinary cause of business, insolvency of, or the filing by or against, the other party of a petition in bankruptcy, or (iii) by either party, effective immediately, upon the appointment by a court of a temporary or permanent receiver, trustee or custodian for the business of the other party.

15.           CONFIDENTIALITY

A.           Use of Confidential Information

The parties agree that Confidential Information (as defined below) may be disclosed by one party (“Disclosing Party”) to the other party (“Receiving Party”).  During the Term of this Agreement and for a period of three (3) years from the date of termination or expiration of this Agreement, each party shall hold all Confidential Information in confidence and not disclose it to a third party without the prior written consent of the Disclosing Party.  The Receiving Party will take all commercially reasonable precautions to safeguard the confidential nature of such Information, which shall not in any event be less than the precautions that the Receiving Party uses to protect its own confidential and proprietary information.

Definition of Confidential Information

For purposes of this Agreement, “Confidential Information” includes any information furnished by the Disclosing Party to the Receiving Party that relates to the Disclosing Party’s financial results, forecasts, costs, customers, organizational structure, marketing plans, product pricing, new product development, product performance, manufacturing and supply.  Notwithstanding

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anything to the contrary contained herein, this Section 15A shall not prohibit Distributor from disclosing product descriptions, product pricing information, or customer product reference information to any customer in the ordinary course of business.

B.           Exclusions to Confidential Information

Receiving Party shall not be liable for use or disclosure of the Confidential Information of Disclosing Party if the Confidential Information: (i) is in the public domain at the time the Confidential Information is disclosed to Receiving Party or enters the public domain through no breach of this Agreement by Receiving Party; (ii) is known to Receiving Party at the time of disclosure to Receiving Party as demonstrated by written documentation or other competent evidence; (iii) is rightfully received by Receiving Party without a duty of confidentiality from a source other than Disclosing Party; or (iv) is expressly approved for unrestricted release by Disclosing Party.

C.           Rights to Confidential Information

This Agreement shall not be construed as granting the Receiving Party expressly, by implication, estoppel or otherwise, any right, title or interest to the Confidential Information received from the Disclosing Party, except for purposes of selling and distributing the Products.

D.           Return of Confidential Information

Promptly after any termination or expiration of this Agreement, Receiving Party shall, unless otherwise agreed in writing or this Agreement, deliver to Disclosing Party any Confidential Information received by Receiving Party from Disclosing Party.

16.           JURISDICTION

The terms of this Agreement and any dispute arising hereunder shall be governed by the laws of the State of Delaware, United States of America, without reference to its conflicts of law provisions.

17.           NOTICES

All notices that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, or sent postage prepaid by registered air mail, or sent by national courier, facsimile (with confirmation of receipt) or email (with confirmation of delivery) to the following addresses, or to such other address as either party shall specify by written notice to the other.
If to IDEXX:                                Attention: General Counsel

IDEXX Laboratories, Inc. One IDEXX Drive Westbrook, Maine 04092
Facsimile No. (207) 556-4347

If to Distributor:                                Attention:  President
MWI Veterinary Supply Co.

3041 W. Pasadena Drive
Boise, Idaho 83705

Facsimile No. (208) 955-8921

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18.           ASSIGNMENT

Neither party may assign this Agreement, or any of the rights or obligations hereunder, or subcontract performance, whether by operation of law or otherwise, without the prior written consent of the other party.  Any change in ownership of a party, as a result of which those persons who control the party on the Effective Date no longer control the party, shall be considered an assignment.

19.           ENTIRE AGREEMENT

As of the Effective Date, this Agreement shall replace the Distribution Agreement between IDEXX and Distributor dated February 1, 2002, as amended to date; provided however, that nothing contained herein shall be deemed to modify or terminate Amendment No. 1 effective January 1, 2005 regarding sales to Banfield, which amendment shall remain in full force and effect, except that any confidentiality provisions set forth in such Amendment No. 1 shall be superseded by Section 15 hereof.  Further, the

Joint Marketing Agreement dated effective July 15, 2011; the Development and Support Agreement dated effective September 11, 2011; and the Distribution Agreement for Livestock, Poultry and Dairy products dated effective April 1, 2011, as amended to date; all between IDEXX and MWI, shall continue in full force and effect.  Except as specified in this Section 19, this Agreement constitutes the entire agreement between the parties with respect to its subject matter and revokes and supersedes all previous agreements with respect thereto, whether written, oral or implied. This Agreement may not be modified except by written agreement signed by both parties which refers to the amendment of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

IDEXX Distribution, Inc.                                                                           MWI Veterinary Supply Co.

By: /s/ George Fennell                                                  By: /s/ Mary Pat Thompson

Name: George Fennell                                                     Name: Mary Pat Thompson

Title: Corporate Vice President/GM CAG CFO           Title: Chief Financial Office

Date:    September 28, 2012                                                             Date:  September 28, 2012

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Exhibit A

Products with varied margin discounts

IDEXX Part #	IDEXX DESCRIPTION	Margin Discount as of the Effective Date
98-21181-00	IDEXX VetTubes	/**/%
99-17099	SNAP® Bile Acid – both	/**/%
98-19201-00	VetStat Respiratory Cassettes	/**/%
87-13973-00	VetStat®, External Power Supply	/**/%
99-27797	Catalyst PHBR Slides & Wash	/**/%
98-12304-00	Catalyst PHBR Controls	/**/%
98-11082-01	Catalyst PHBR Slides	/**/%
99-14990-00	Catalyst Slide Wash	/**/%
99-13690	SNAP Total T4	/**/%
99-13691	SNAP Total T4	/**/%
99-17098	SNAP® Cortisol – both	/**/%
99-17591	SNAP® T4 - SR Only	/**/%
99-17592	SNAP® T4 - SR Only	/**/%
99-13265	VetLab UA Analyzer	/**/%
98-19200-00	VetStat Electrolyte 8+ Cassettes	/**/%
98-19203-00	VetStat Glucose Cassettes	/**/%
98-19202-00	VetStat Ionized Calcium Cassettes	/**/%
87-13971-00	VetStat® Assembly, Cartridge Peristaltic Pump	/**/%
98-13893-00	VetStat® Battery Pack	/**/%
98-13797-01	VetStat® Electrolyte 8 Plus Cassettes	/**/%
98-13796-00	VetStat® Electrolytes Cassettes	/**/%
98-13898-00	VetStat® Hemoglobin Calibration Cassette	/**/%
98-09839-00	VetStat® Lithium Heparin Syringes	/**/%
98-13966-00	VetStat® Opti-Check	/**/%
98-13895-00	VetStat® Standard Reference Cassette 1	/**/%
98-13896-00	VetStat® Standard Reference Cassette 2	/**/%
98-13897-00	VetStat® Standard Reference Cassette 3	/**/%
98-12129-00	Catalyst™ Whole Blood Separators	/**/%
98-13967-00	VetStat® Opti-Check Plus	/**/%
99-13697	IDEXX VetLab Station	/**/%
98-09834-00	VetStat® Lithium Heparin Capillary Tubes	/**/%
98-09288-04	StatSpin VT4 Centrifuge	/**/%
99-14181	SNAPshot Dx® Analyzer	/**/%
99-10613	IDEXX-DR™ 1417 Digital Imaging System	Margin discount varies with sales program for Digital Products
99-20174	IDEXX I-Vision CR® Digital Imaging System
99-27561	IDEXX I-Vision CR® with Capture
97-27823-00	IDEXX I-Vision Mobile™ application
98-27824-00	IDEXX I-Vision Mobile™ app and tablet
99-08711	IDEXX EquiView® Digital Imaging System